EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry
Senior Vice President and
Chief Financial Officer
(919) 783-4658
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES THE ELECTION OF DAVID G. MAFFUCCI
TO ITS BOARD OF DIRECTORS

RALEIGH, North Carolina (May 26, 2005) – Stephen P. Zelnak, Jr., Chairman and Chief Executive Officer of Martin Marietta Materials, Inc. (NYSE:MLM), today announced that Mr. David G. Maffucci has been elected as a member of the Board of Directors of Martin Marietta Materials. Mr. Maffucci (54) is Executive Vice President of Bowater Incorporated (NYSE:BOW), and President of its Newsprint Division. Bowater, the nation’s largest manufacturer of newsprint, as well as, other specialty paper, pulp and solid wood products, generates revenue of over $3 billion annually with more than half coming from the Newsprint Division. Prior to his current responsibilities, Mr. Maffucci served as Chief Financial Officer and as Treasurer of Bowater.

Mr. Maffucci has worked for Bowater for 28 years, holding a variety of accounting and financial positions prior to assuming operating responsibility for the Newsprint Division. Mr. Maffucci holds a BA degree from Sacred Heart University in Connecticut and is a Certified Public Accountant.

Commenting on the election, Zelnak stated, “The Board of Directors of Martin Marietta Materials is very pleased to have David Maffucci join our Board. His expertise in finance and accounting, coupled with his long experience in a manufacturing environment, will be extremely valuable. Mr. Maffucci will replace James M. Reed, former Vice Chairman and CFO of Union Camp Corporation, who has reached mandatory retirement age after eleven years of distinguished service on our Board of Directors.”

Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and is developing structural composites products for use in a wide variety of industries.

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